Exhibit 5

SIDLEY AUSTIN LLP	BEIJING	GENEVA	SAN FRANCISCO
787 SEVENTH AVENUE	BRUSSELS	HONG KONG	SHANGHAI
NEW YORK, NY 10019	CHICAGO	LONDON	SINGAPORE
(212) 839 5300	DALLAS	LOS ANGELES	TOKYO
(212) 839 5599 FAX	FRANKFURT	NEW YORK	WASHINGTON, DC

founded 1866

March 31, 2006

Reckson Operating Partnership, L.P.

c/o Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York 11747

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-3 (File No. 333-115997) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of debt securities of Reckson Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), in an aggregate initial public offering price not to exceed $750,000,000.  The Registration Statement was declared effective by the Commission on July 13, 2004.  On March 28, 2006, the Operating Partnership entered into an underwriting agreement and related terms agreement with regard to a public offering of $275,000,000 aggregate principal amount of its 6.0% Notes due 2016 (the “Notes”), on terms set forth in a prospectus supplement dated March 28, 2006 to the prospectus dated July 13, 2004 (collectively, the “Prospectus”).   The Notes will be issued pursuant to an indenture, dated as of March 26, 1999  (the “Indenture”), among the Operating Partnership, as issuer, Reckson Associates Realty Corp. (the “Company”), as guarantor, if applicable, and The Bank of New York, as trustee.

As counsel to the Operating Partnership, we have examined and relied upon originals or copies of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this letter, including the following:  the Certificate of Limited Partnership and the Amended and Restated Agreement of Limited Partnership, as amended, of the Operating Partnership, the Charter and the Amended and Restated Bylaws, as amended, of the Company; records of corporate proceedings of the Company; the Registration Statement; the Indenture; the form of global note evidencing the Notes; and the Prospectus.

In connection with this letter, we have assumed, without independent investigation or verification, the genuineness of signatures of all persons signing any document, the legal capacity of all natural persons, the authority of all persons signing any document on behalf of parties thereto (other than the Company and the Operating Partnership), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies or by facsimile or other means of electronic transmission or obtained by us through sites on the internet, the authenticity of the originals of such latter documents and the truth and accuracy of all matters set forth in all documents.  As to all facts relevant to the opinion set forth herein, we have relied, without independent investigation or verification, on the existence and the consequences of those facts upon certificates and oral or written representations or other statements of governmental authorities, public officials, officers and other representatives of the Company and the Operating Partnership, counsel and accountants, and others.

Based upon the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Notes have been duly authorized by all necessary partnership action of the Operating Partnership and, when the Notes have been duly executed, authenticated and delivered against consideration therefor as contemplated in the Indenture and the Prospectus, the Notes will constitute valid and legally binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms, and registered holders of the Notes will be entitled to the benefits of the Indenture, except as enforcement of the Notes may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

In connection with the foregoing, we have assumed, with respect to the Trustee, that (i) the Trustee has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee has full right, power and authority to execute, deliver and perform its obligations under the Indenture and to authenticate and deliver the Notes, and (iii) the Trustee has duly authorized, executed and delivered the Indenture and the Indenture is a valid, legally binding and enforceable agreement of the Trustee.

This letter is limited to matters arising under the federal laws of the United States of America, the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Maryland General Corporation Law and we express no opinion as to the laws of any other jurisdiction or as to the municipal laws, or the laws, rules or regulations of any local agencies, of or within the State of New York.

The opinion set forth herein is given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstance that changes or may change the opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Current Report of the Company and the Operating Partnership on Form 8-K dated March 28, 2006 and to the references to our firm in the Prospectus under the caption “Legal Matters.”

Very truly yours,

/s/ Sidley Austin LLP